EXHIBIT 4.3

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (this “Agreement”), dated as of November 22, 2011, is made and entered between Gryphon Gold Corporation, a Nevada corporation (“Debtor”) and Computershare Trust Company of Canada (“Trustee”), in its capacity as trustee to the holders (collectively, the “Subordinate Note Holders”) of 2011 Series B 10% Subordinate Secured Notes, due November 22, 2012, in the aggregate principal amount of CAD$4,479,000 (the “Subordinate Notes”) issued by Debtor pursuant to the terms of a certain Note and Warrant Purchase Agreement, dated November 22, 2011 by and among Debtor and the Subordinate Note Holders (the “Purchase Agreement”) and the Note Indenture dated November 22, 2011 by and among Debtor and Trustee, in its capacity as trustee to the holders of the Subordinate Notes (the “November Indenture”).

This Agreement is made and entered by Trustee, on behalf of the Subordinate Note Holders, for the benefit of the holders (collectively, the “Senior Holders”) of the 10% subordinate secured notes, due July 27, 2012, in the aggregate principal amount of CAD$3,000,000 (the “July Notes”) issued by Debtor pursuant to the terms of a Note Indenture, dated July 27, 2011, between Debtor and Trustee in its capacity as trustee to the Senior Holders (the “July Indenture”) and secured by a Pledge and Security Agreement between Debtor and Trustee, dated July 27, 2011 (the “July Pledge Agreement”).

When used herein, the term “Senior Trustee” shall refer to the Trustee solely in its capacity as trustee to the Senior Holders and the term “Subordinate Trustee” shall refer to the Trustee solely in its capacity as trustee to the Subordinate Note Holders.

Recitals

A.           Debtor desires to sell and the Subordinate Note Holders desire to purchase the Subordinate Notes pursuant to the terms of the Purchase Agreement and the November Indenture

B.           Subordinate Note Holders desire to secure payment of Debtor’s payment obligations under the Subordinate Notes (the “Subordinated Indebtedness”) by way of a security interest in all of Debtor’s property and assets, including a pledge by Debtor of 100% of the issued and outstanding shares of common stock of its wholly-owned subsidiary Borealis Mining Company (collectively, the “Collateral”) pursuant to a Pledge and Security Agreement, to be dated November 22, 2011 (the “November Pledge Agreement”).

C.           Pursuant to the terms of the July Pledge Agreement, Debtor’s payment obligations under the July Notes (the “Senior Indebtedness”) are secured by way of a security interest in the Collateral and in order to further encumber the Collateral in accordance with the terms of the July Pledge Agreement and the July Indenture, the additional indebtedness to be secured by the Collateral must be subordinated to the July Notes pursuant to the terms of a subordination agreement in form and substance acceptable to Senior Trustee.

D.           Pursuant to Section 5(b) of the July Pledge Agreement, Debtor is required to maintain good and marketable title to its Collateral free and clear of all liens, security interests, options, and other charges or encumbrances, except for the security interests created by the July Pledge Agreement and “Permitted Encumbrances,” as defined in the July Indenture, which includes Security Interests created or granted by Debtor that are at all times subordinate in priority of payment to the Obligations to Senior Holders under the July Notes pursuant to a subordination agreement in form and substance acceptable to the Senior Trustee.

E.           As a condition to Debtor accepting the Subordinate Note Holders’ purchase of Subordinated Notes under the Purchase Agreement, the Debtor and Subordinate Note Holders desire to enter into this Agreement to subordinate the Subordinate Notes to qualify as Permitted Encumbrances in accordance with Section 5(b) of the July Pledge Agreement.

F.           Pursuant to the Purchase Agreement, the Subordinate Note Holders authorized the Subordinate Trustee to enter into this Agreement for and on behalf of the Subordinate Note Holders in its capacity as trustee to the Subordinate Note Holders under the November Indenture.

Capitalized terms used but not defined herein have the meaning ascribed thereto in the November Indenture.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.           Subordination.  The Subordinate Trustee hereby agrees, for and on behalf of the Subordinate Note Holders and any transferee, assignee, or purchaser of the Subordinate Notes, that the Subordinated Indebtedness shall at all times be subordinate in priority of payment to the Senior Indebtedness and that the security interest in the Collateral securing the Subordinated Indebtedness shall be and shall remain fully subordinate for all purposes to the security interest in the Collateral securing the Senior Indebtedness on the terms specified herein.

2.           Payments.  For a period of one hundred eighty (180) days following any payment default with respect to the July Notes, unless and until such default is cured, neither the Subordinate Trustee nor the Subordinate Note Holders shall, without the Senior Trustee’s prior written consent, demand, receive or accept any payment (whether of principal, interest or otherwise) from Debtor in respect to the Subordinated Indebtedness.

3.           Receipt of Prohibited Payments.  The Subordinate Note Holders agree that they are not entitled to and the Subordinate Trustee under the November Indenture will not be authorized to distribute any payment on the Subordinated Indebtedness that, to the Subordinate Trustee’s knowledge, the Subordinate Note Holders are not entitled to receive under the provisions of this Agreement.

4.           Action on Subordinated Indebtedness; Agent for Perfection.

(a)      The Subordinate Note Holders will not, and will not permit the Subordinate Trustee under the November Indenture to, and the Subordinate Trustee, for and on behalf of the Subordinate Note Holders will not, commence any action or proceeding against Debtor to recover all or any part of the Subordinated Indebtedness, or join with any creditor (except the Senior Trustee and/or the Senior Holders, who will at all times maintain a priority interest) in bringing any proceeding against Debtor under any bankruptcy, reorganization, readjustment of debt, arrangement of debt receivership, liquidation or insolvency law or statute of the federal or any state government, or take possession of, sell, or dispose of any Collateral, or exercise or enforce any right or remedy available to the Subordinate Trustee or the Subordinate Note Holders with respect to any such Collateral, for a period of one hundred eighty (180) days following any payment default with respect to the July Notes, unless and until such default is cured.

(b)      Senior Trustee and Subordinate Trustee each agree to hold or cause to be held all Collateral consisting of a “certificated securities,” “investment property,” “deposit accounts,” “securities accounts” (each such term as defined in the UCC), and any other Collateral as to which a security interest may be perfected through physical possession or control by the secured party or any trustee or agent therefor (“Control Collateral”) in their respective possession, custody, or control, including “control” within the meaning of Section 9-104 of the UCC (or in the possession, custody, or control of agents, bailees, or other similar third parties) as non-fiduciary agent for the other solely for the purpose of perfecting the security interest granted to each in such Control Collateral subject to the terms and conditions of this Agreement (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 8-302(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC).  “UCC” has the meaning set out in the November Pledge Agreement.

5.           Bankruptcy and Insolvency.  In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy law, the sale of all or substantially all of the assets of Debtor, dissolution, liquidation or any other similar occurrence or transaction, the provisions of this Agreement shall remain in full force and effect and the Senior Holder’s claims against Debtor shall be paid in full before any payment is made to the Subordinate Note Holders.

6.           Transfer of Subordinate Notes.  The Subordinate Trustee, for and on behalf of the Subordinate Note Holders, acknowledges and agrees that the November Indenture and the Subordinate Notes contain a specific statement thereon to the effect that the indebtedness thereby evidenced is subject to the provisions of this Agreement, and the Subordinate Trustee will mark its books conspicuously to evidence the subordination effected hereby.  Any purchaser, successor, assignee or transferee of Subordinate Notes will accept Subordinated Indebtedness subject to the terms of this Agreement.

7.           Conflict in Agreements.  If the subordination provisions of any instrument evidencing the Subordinated Indebtedness conflict with the terms of this Agreement, the terms of this Agreement shall govern the relationship between the Senior Holders and the Subordinate Note Holders with respect to the subordination of the Subordinated Indebtedness to the Senior Indebtedness.

8.           No Waiver.  No waiver shall be deemed to be made by the Senior Holders of any of their rights hereunder unless the same shall be in writing and signed on behalf of the Senior Holders, and each such waiver, if any, shall be a waiver only with respect to the specific matter or matters to which the waiver relates and shall in no way otherwise impair the rights of the Senior Holders under this Agreement.

9.           Binding Effect; Acceptance.  This Agreement shall be binding upon the Subordinate Note Holders and their respective heirs, legal representatives, successors and assigns and shall inure to the benefit of the Senior Holders and their respective heirs, legal representatives, successors and assigns.

10.           Miscellaneous.  The paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of New York.  Notwithstanding the foregoing, the performance or discharge by the Trustee of any of its rights, powers, duties or responsibilities under this Agreement shall be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

12.           Counterparts.  This Agreement may be executed by the Subordinate Note Holders in any number of counterparts, all of which taken together shall constitute one and the same instrument and counterpart signature pages delivered in PDF or facsimile format shall have the same force and effect as if manually signed and delivered.

[Signature Page Follows]

IN WITNESS WHEREOF, the Debtor and the Trustee, for and on behalf of the Subordinate Note Holders in its capacity as Trustee under the November Indenture, have executed this Agreement as of the date and year first set forth above.

GRYPHON GOLD CORPORATION:

By:__________________________________
Name:  John Key
Title:  Chief Executive Officer

COMPUTERSHARE TRUST COMPANY
OF CANADA, for, and on behalf of, the
Subordinate Note Holders:

By:__________________________________
Name:
Title:

By:__________________________________
Name:
Title:

ACKNOWLEDGED AND ACCEPTED BY:

COMPUTERSHARE TRUST COMPANY
OF CANADA, in its capacity as trustee to the
Senior Holders:

By:__________________________________
Name:
Title:

By:__________________________________
Name:
Title:

[Signature Page to Subordination Agreement]